Exhibit 99.1

For Immediate Release	Contact:	Scot Hoffman
November 4, 2015		(973) 802-2824

Prudential Financial, Inc.

Announces Third Quarter 2015 Results

•	After-tax adjusted operating income of $1.110 billion, or $2.40 per Common share, compared to $2.20 per Common share for the year-ago quarter.[1]

•	Significant items included in current quarter adjusted operating income:

•

Pre-tax net charges of $104 million in Individual Annuities, mainly to reflect the impact of market performance on reserves for guaranteed death and income benefits and deferred policy acquisition and other costs.

•	Pre-tax benefit of $20 million in Retirement from reserve refinements related to systems enhancements.

The items above had a net unfavorable impact of approximately 12 cents per Common share on current quarter results.

For the year-ago quarter, refinements and updates of reserves and deferred policy acquisition and related costs reflecting an annual review of actuarial assumptions, a net charge to Individual Annuities results from updated estimates of profitability reflecting market performance, and integration costs in Individual Life for the acquired Hartford business resulted in a net negative impact of approximately 34 cents per Common share to adjusted operating income, while a favorable update of the effective tax rate applicable to adjusted operating income contributed approximately 8 cents per Common share to results.

Third Quarter Highlights

•

Individual Annuities current quarter gross sales of $2.1 billion include $1.4 billion of variable annuities without retained exposure to equity market related living benefit guarantees, reflecting our risk diversification strategies.

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[1]	Results for the year-ago quarter are for the Company’s Financial Services Businesses. See “Historic Separation of the Businesses” and “Elimination of the Separation of the Businesses: Closed Block Division” later in this press release for further information.

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•

Retirement account values of $366.2 billion at September 30, compared to $356.1 billion a year earlier. Gross deposits and sales for the quarter of $11.5 billion including a $4.7 billion full service case win; net sales $2.4 billion.

•

Asset Management unaffiliated third party institutional and retail assets under management of $464.5 billion at September 30, up 5% from a year earlier with net flows for the current quarter, excluding money market, of $3.1 billion.

•

U.S. Individual Life sales, based on annualized new business premiums, of $158 million, up 63% from the year-ago quarter with increases in universal, variable and term life. Gross life insurance in force surpassed the $1 trillion milestone at September 30.

•

Group insurance earnings reflect year-over-year improvement in benefit ratios for both group life and group disability; sales of $57 million compared to $27 million in the year-ago quarter, with increase mainly driven by $24 million greater group life sales.

•

International Insurance constant dollar basis sales of $798 million for the current quarter, up 12% from the year-ago quarter, with increases in Japan and other key markets. Life Planner count at September 30 up 4% from a year earlier, including a 6% increase in Japan.

•	Net income attributable to Prudential Financial, Inc. for the third quarter 2015 of $1.465 billion, or $3.16 per Common share.

•	Other financial highlights:

•

Excluding net changes in value relating to foreign currency exchange rate remeasurement reflected in net income or loss and currency translation adjustments corresponding to realized investment gains and losses, book value per Common share excluding total accumulated other comprehensive income amounted to $73.19 at September 30, 2015, an increase of $8.44 from December 31, 2014 after payment of three quarterly Common Stock dividends totaling $1.74 per share. This increase included $1.35 during the first quarter from the restructuring of the Company’s former Closed Block Business.[2]

•

Excluding holdings of the Closed Block division and Closed Block Business at September 30, 2015 and December 31, 2014, respectively, net unrealized gains on general account fixed maturity investments of $25.5 billion at September 30, 2015 compared to $30.4 billion at December 31, 2014; gross unrealized losses of $2.7 billion at September 30, 2015, compared to $1.1 billion at December 31, 2014.

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[2]	See “Historic Separation of the Businesses” and “Elimination of the Separation of the Businesses: Closed Block Division” later in this press release for further information.

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•

During the third quarter, the Company acquired 3.0 million shares of its Common Stock at a total cost of $250 million, for an average price of $82.92 per share, under the June 2015 authorization by Prudential’s Board of Directors to repurchase at management’s discretion up to $1.0 billion of the Company’s outstanding Common Stock during the period from July 1, 2015 through June 30, 2016. From the commencement of repurchases in July 2011, through September 30, 2015, the Company has acquired 61.9 million shares of its Common Stock at a total cost of $4.1 billion, for an average price of $67.00 per share.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported after-tax adjusted operating income of $1.110 billion ($2.40 per Common share) for the third quarter of 2015, compared to $1.034 billion ($2.20 per Common share) for the Company’s Financial Services Businesses in the year-ago quarter. Net income attributable to Prudential Financial, Inc. was $1.465 billion ($3.16 per Common share) for the third quarter of 2015, compared to $465 million (99 cents per Common share) for the Company’s Financial Services Businesses in the year-ago quarter. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

For the first nine months of 2015, after-tax adjusted operating income amounted to $3.758 billion ($8.09 per Common share) compared to $3.347 billion ($7.09 per Common share) for the Company’s Financial Services Businesses in the first nine months of 2014. Net income attributable to Prudential Financial, Inc. was $4.907 billion ($10.56 per Common share) for the first nine months of 2015, compared to $2.739 billion ($5.80 per Common share) for the Company’s Financial Services Businesses in the first nine months of 2014.

“Despite volatility in the macro-economic environment and continued interest rate headwinds, our domestic and international businesses continue to produce strong earnings and solid sales and net flows. We produced 12% constant currency sales growth in our International businesses, as well as strong sales growth in our U.S. protection businesses. Asset Management produced more than $3 billion of third party net flows and Retirement generated over $2 billion of net flows, benefiting from a large full service case win in the quarter. Our Individual Annuities business is also showing success with its diversification strategy, as the majority of our sales related to products where we don’t retain any living benefit risk linked to equity markets. We also benefited from favorable underwriting experience in our U.S. protection and international insurance businesses, and from continued positive pension risk transfer case experience in our Retirement

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business. And further, we continue to generate excess capital as evidenced by the $1.5 billion of capital that we have returned to shareholders year to date through our dividends and share repurchase authorizations. While we continue to face challenges in the current environment, we remain positive on our prospects and the resilience of our businesses across the cycle,” said Chairman and Chief Executive Officer John Strangfeld.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measure,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Results of Ongoing Operations

The Company’s ongoing operations include the U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions, as well as Corporate and Other Operations. In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $732 million for the third quarter of 2015, compared to $823 million in the year-ago quarter.

The Individual Annuities segment reported adjusted operating income of $310 million in the current quarter, compared to $367 million in the year-ago quarter. Current quarter results include a net charge of $76 million reflecting an updated estimate of profitability for this business driven by current quarter market performance in relation to our assumptions, and a $28 million charge for estimated costs related to potential contract cancellations. Results for the year-ago quarter included a net charge of $36 million to reflect an updated estimate of profitability, including a charge of $50 million from the impact of market performance in relation to our assumptions and a $14 million benefit from an annual review of actuarial assumptions. Excluding the effect of the foregoing items, results for the Individual Annuities segment increased $11 million from the year-ago quarter, primarily reflecting lower interest expense.

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The Retirement segment reported adjusted operating income of $242 million for the current quarter, compared to $256 million in the year-ago quarter. Current quarter results include a benefit of $20 million from reserve refinements related to systems enhancements, while results for the year-ago quarter included a $13 million charge primarily reflecting an annual review of actuarial assumptions. Excluding the effect of the foregoing items, results decreased $47 million from the year-ago quarter. This decrease reflected a lower contribution from investment results, lower fees on full service business, and higher expenses, which together more than offset a greater contribution from pension risk transfer case experience. The lower contribution from investment results included returns on non-coupon investments estimated to be about $10 million below our average expectations in the current quarter, while the net contribution from case experience on pension risk transfer business was about $10 million above our average expectations.

The Asset Management segment reported adjusted operating income of $180 million for the current quarter, compared to $200 million in the year-ago quarter. The decrease reflected a $14 million lower contribution from the segment’s incentive, transaction, strategic investing and commercial mortgage activities. Additionally, higher asset management fees from growth in assets under management were offset by higher expenses including fund startup and distribution costs and expenses relating to business growth initiatives.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $227 million for the third quarter of 2015, compared to $24 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $183 million for the current quarter, compared to $97 million in the year-ago quarter. Results for the year-ago quarter included a net charge of $63 million from updated profitability estimates reflecting an annual review of actuarial assumptions and reserve refinements, and $8 million of integration costs related to the Company’s acquisition of The Hartford’s individual life insurance business on January 2, 2013. Excluding the effect of the foregoing items, results for the Individual Life segment increased $15 million from the year-ago quarter. This increase was primarily driven by growth of universal life and term insurance business. Claims experience was favorable in both the current quarter and the year-ago quarter, with a net contribution to current quarter results about $25 million greater than our average expectations, inclusive of mortality, reserve updates, and associated amortization.

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The Group Insurance segment reported adjusted operating income of $44 million in the current quarter, compared to a loss of $73 million in the year-ago quarter. Results for the year-ago quarter included a net charge of $107 million from refinements of reserves and related items reflecting an annual review of actuarial assumptions. Excluding this item, results increased $10 million from the year-ago quarter. This increase was primarily driven by more favorable group life claims experience.

The International Insurance segment reported adjusted operating income of $812 million for the third quarter of 2015, compared to $845 million in the year-ago quarter.

Adjusted operating income of the segment’s Life Planner operations was $398 million for the current quarter, compared to $414 million in the year-ago quarter. Results for the year-ago quarter included a net benefit of $17 million from refinements of reserves and related items reflecting an annual review of actuarial assumptions. Excluding this item, results were essentially unchanged from the year-ago quarter. The benefit to current quarter results from continued business growth was partly offset by higher expenses including costs related to distribution system development and technology. Underwriting experience was favorable in relation to average expectations in both the current quarter and the year-ago quarter. In addition, foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $14 million in comparison to the year-ago quarter.

The segment’s Gibraltar Life and Other operations reported adjusted operating income of $414 million for the current quarter, compared to $431 million in the year-ago quarter. Results for the year-ago quarter included a net charge of $15 million from refinements of reserves and related items reflecting an annual review of actuarial assumptions. Excluding this item, results decreased $32 million from the year-ago quarter. This decrease reflected a lower net contribution from investment results in the current quarter, driven by lower returns on non-coupon investments. In addition, foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $19 million in comparison to the year-ago quarter.

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Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $308 million in the third quarter of 2015, compared to a loss of $339 million in the year-ago quarter. Results for the year-ago quarter included a charge of $19 million to strengthen reserves relating to pre-demutualization policyholders, reflecting the impact of an annual review of actuarial assumptions. Excluding this charge, the loss from Corporate and Other operations decreased $12 million.

Assets under management amounted to $1.171 trillion at September 30, 2015, compared to $1.176 trillion at December 31, 2014.

Net income attributable to Prudential Financial, Inc. amounted to $1.465 billion for the third quarter of 2015, compared to $465 million for the Company’s Financial Services Businesses in the year-ago quarter.

Current quarter net income includes $438 million of pre-tax net realized investment gains and related charges and adjustments. The foregoing net gain includes net pre-tax gains of $304 million primarily from net increases in the market value of derivatives used in risk management activities including asset and liability duration management, $295 million from general portfolio and related activities, and $69 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products. The foregoing gains were partly offset by pre-tax losses of $166 million from impairments and sales of credit-impaired investments, and $64 million from net changes in asset and liability values relating to foreign currency exchange rates.

Net income for the current quarter reflects pre-tax decreases of $228 million in recorded asset values and $258 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent mark-to-market adjustments.

Net income for the current quarter also reflects pre-tax income of $116 million from divested businesses, primarily reflecting results of the Closed Block division.

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Net income of the Company’s Financial Services Businesses for the year-ago quarter included $1.132 billion of pre-tax net realized investment losses and related charges and adjustments, including pre-tax losses of $970 million from products that contain embedded derivatives and associated derivative portfolios largely driven by our annual review of actuarial assumptions.

Excluding holdings of the Closed Block division and Closed Block Business at September 30, 2015 and December 31, 2014, respectively, gross unrealized losses on general account fixed maturity investments at September 30, 2015 amounted to $2.719 billion, including $2.339 billion on high and highest quality securities based on NAIC or equivalent ratings, and amounted to $1.101 billion at December 31, 2014. Net unrealized gains on these investments amounted to $25.542 billion at September 30, 2015, compared to $30.394 billion at December 31, 2014.

Historic Separation of the Businesses

From December 18, 2001, the date of demutualization, through December 31, 2014, the businesses of Prudential Financial, Inc. were separated into the Financial Services Businesses and the Closed Block Business for financial statement purposes. The Financial Services Businesses were comprised of the Company’s U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions and its Corporate and Other operations. The Closed Block Business was comprised of the assets and related liabilities of the Closed Block established at the time of Prudential’s demutualization, representing certain participating individual life insurance policies and annuities issued by Prudential Insurance for which experience based policy dividends are being paid or expected to be paid, and certain other assets and liabilities, known as the “Surplus and Related Assets.” The Company ceased offering these participating policies at the time of its demutualization. The Company’s former Class B stock reflected the performance of the Closed Block Business, while the Common Stock of Prudential Financial, Inc. reflected the performance of the Financial Services Businesses. The Surplus and Related Assets supported debt service on $1.75 billion of senior secured notes, known as “IHC Debt,” which were issued by a subsidiary of Prudential Financial, Inc. and accounted for as obligations of the Closed Block Business, as well as dividends on the Class B Stock. The IHC Debt was redeemed in December 2014.

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Elimination of the Separation of the Businesses: Closed Block Division

On January 2, 2015, Prudential Financial, Inc. repurchased and cancelled all of the outstanding shares of the Class B Stock (the “Class B Repurchase”). This transaction resulted in the elimination of the Closed Block Business for financial statement purposes, although the Closed Block continues in effect for the foregoing life insurance policies and annuities, and its results are now included in the Company’s “Closed Block division” for periods subsequent to December 31, 2014. The Closed Block division is classified as a reporting segment of Prudential Financial, Inc. and its results are excluded from adjusted operating income under the Company’s definition of “divested businesses” which includes businesses that have been sold or exited, including businesses that have been placed in wind down and do not qualify for “discontinued operations” accounting treatment under U.S. GAAP.

For the third quarter of 2014, the Closed Block Business reported income from continuing operations before income taxes of $100 million, and net income attributable to Prudential Financial, Inc. of $47 million. For the first nine months of 2014, the Closed Block Business reported income from continuing operations before income taxes of $169 million, and net income attributable to Prudential Financial, Inc. of $101 million.

Consolidated Results

During the periods when the Class B Stock was outstanding, there was no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock were both common stockholders of Prudential Financial, Inc. Subsequent to the Class B Repurchase, there remains no legal separation between the Closed Block and Prudential’s other businesses.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income attributable to Prudential Financial, Inc. of $512 million and $2.840 billion for the third quarter and first nine months of 2014, respectively.

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Forward-Looking Statements and Non-GAAP Measure

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, morbidity, persistency, utilization, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for our pension and other postretirement benefit plans; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations;

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(17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing projected results of acquisitions; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; and (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income.

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Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which are presented as a separate component of net income under GAAP, are also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income to income from continuing operations in accordance with GAAP.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historic information relating to our financial performance is located on our Web site at www.investor.prudential.com.

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Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, November 5, 2015 at 11 a.m. ET, to discuss with the investment community the Company’s third quarter results. The conference call and an accompanying slide presentation will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through November 20. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on November 5, through November 12, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 349037.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with over $1 trillion of assets under management as of September 30, 2015, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
Income Statement Data:
Adjusted Operating Income (1) (2):
Revenues:
Premiums	$5,273	$5,923	$17,968	$16,314
Policy charges and fee income	1,552	1,512	4,489	4,544
Net investment income	3,015	3,040	8,994	9,025
Asset management fees, commissions and other income	1,238	1,291	3,934	3,932

Total revenues	11,078	11,766	35,385	33,815

Benefits and expenses:
Insurance and annuity benefits	5,640	6,423	18,781	17,259
Interest credited to policyholders’ account balances	915	942	2,706	2,801
Interest expense	339	340	980	980
Other expenses	2,721	2,708	7,869	8,228

Total benefits and expenses	9,615	10,413	30,336	29,268

Adjusted operating income before income taxes	1,463	1,353	5,049	4,547
Income taxes, applicable to adjusted operating income	353	319	1,291	1,200

After-tax adjusted operating income (1) (2)	1,110	1,034	3,758	3,347

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	438	(1,132)	1,775	(1,413)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(228)	(131)	(365)	195
Change in experience-rated contractholder liabilities due to asset value changes	258	93	295	(139)
Divested businesses:
Closed Block division	108	—	138	—
Other divested businesses	8	(7)	(26)	113
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	2	8	60	37

Total reconciling items, before income taxes	586	(1,169)	1,877	(1,207)
Income taxes, not applicable to adjusted operating income	231	(606)	671	(625)

Total reconciling items, after income taxes	355	(563)	1,206	(582)

Income from continuing operations (after-tax) before equity in earnings of operating joint ventures (2)	1,465	471	4,964	2,765
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	—	(6)	(57)	(34)

Income from continuing operations attributable to Prudential Financial, Inc. (2)	1,465	465	4,907	2,731
Earnings attributable to noncontrolling interests	2	11	65	45

Income from continuing operations (after-tax) (2)	1,467	476	4,972	2,776
Income from discontinued operations, net of taxes	—	—	—	8

Net income (2)	1,467	476	4,972	2,784
Less: Income attributable to noncontrolling interests	2	11	65	45

Net income attributable to Prudential Financial, Inc. (2)	$1,465	$465	$4,907	$2,739

Reconciliation to Consolidated Net Income Attributable to Prudential Financial, Inc.:
Net income attributable to Prudential Financial, Inc. (above) (2)	$1,465	$465	$4,907	$2,739
Net income of Closed Block Business attributable to Prudential Financial, Inc.	—	47	—	101

Consolidated net income attributable to Prudential Financial, Inc.	$1,465	$512	$4,907	$2,840

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
Earnings per share of Common Stock (diluted) (2) (3):

After-tax adjusted operating income	$2.40	$2.20	$8.09	$7.09
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	0.95	(2.42)	3.85	(3.02)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(0.50)	(0.28)	(0.79)	0.42
Change in experience-rated contractholder liabilities due to asset value changes	0.56	0.20	0.64	(0.30)
Divested businesses:
Closed Block division	0.23	—	0.30	—
Other divested businesses	0.02	(0.01)	(0.06)	0.24
Difference in earnings allocated to participating unvested share-based payment awards	(0.01)	0.01	(0.02)	0.01

Total reconciling items, before income taxes	1.25	(2.50)	3.92	(2.65)
Income taxes, not applicable to adjusted operating income	0.49	(1.29)	1.45	(1.35)

Total reconciling items, after income taxes	0.76	(1.21)	2.47	(1.30)

Income from continuing operations (after-tax) attributable to Prudential Financial, Inc.	3.16	0.99	10.56	5.79
Income from discontinued operations, net of taxes	—	—	—	0.01

Net income attributable to Prudential Financial, Inc.	$3.16	$0.99	$10.56	$5.80

Weighted average number of outstanding Common shares (basic)	451.0	458.0	452.6	459.4

Weighted average number of outstanding Common shares (diluted)	459.7	467.2	461.4	468.6

Direct equity adjustment for earnings per share calculation (3)	$—	$(3)	$—	$(8)
Earnings related to interest, net of tax, on exchangeable surplus notes	$4	$4	$13	$13

Earnings allocated to participating unvested share-based payment awards for earnings per share calculation (2):
After-tax adjusted operating income	$12	$9	$37	$31
Income from continuing operations (after-tax)	$15	$4	$48	$25

Attributed Equity (as of end of period) (2):

Total attributed equity	$42,720	$40,203
Per share of Common Stock - diluted (4)	93.87	86.76
Attributed equity excluding accumulated other comprehensive income	$29,257	$26,875
Per share of Common Stock - diluted	64.32	58.00
Number of diluted shares at end of period	454.9	463.4

Adjusted operating income before income taxes, by Segment (1) (2):
Individual Annuities	$310	$367	$1,387	$1,145
Retirement	242	256	763	906
Asset Management	180	200	581	593

Total U.S. Retirement Solutions and Investment Management Division	732	823	2,731	2,644

Individual Life	183	97	536	380
Group Insurance	44	(73)	149	(21)

Total U.S. Individual Life and Group Insurance Division	227	24	685	359

International Insurance	812	845	2,488	2,566

Total International Insurance Division	812	845	2,488	2,566

Corporate and Other operations	(308)	(339)	(855)	(1,022)

Adjusted operating income before income taxes (2)	1,463	1,353	5,049	4,547

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	438	(1,132)	1,775	(1,413)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(228)	(131)	(365)	195
Change in experience-rated contractholder liabilities due to asset value changes	258	93	295	(139)
Divested businesses:
Closed Block division	108	—	138	—
Other divested businesses	8	(7)	(26)	113
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	2	8	60	37

Total reconciling items, before income taxes	586	(1,169)	1,877	(1,207)

Subtotal (2)	2,049	184	6,926	3,340

Income from continuing operations before income taxes and equity in earnings of operating joint ventures for Closed Block Business	—	100	—	169

Consolidated income from continuing operations before income taxes and equity in earnings of operating joint ventures for Prudential Financial, Inc.	$2,049	$284	$6,926	$3,509

See footnotes on last page.

Financial Highlights

(in millions, or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,123	$2,574	$6,691	$7,559

Net sales	$128	$392	$297	$963

Total account value at end of period	$150,217	$156,783

Retirement Segment:

Full Service:

Deposits and sales	$9,422	$5,190	$20,776	$18,305

Net additions	$4,350	$969	$4,792	$2,015

Total account value at end of period	$184,515	$180,535

Institutional Investment Products:

Gross additions	$2,031	$30,962	$12,147	$34,770

Net additions (withdrawals)	$(1,909)	$27,328	$904	$23,517

Total account value at end of period	$181,662	$175,526

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$380.9	$363.7
Retail customers	188.9	180.0
General account	376.7	373.8

Total Investment Management and Advisory Services	$946.5	$917.5

Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$15.5	$10.0	$50.6	$31.4

Net additions (withdrawals), other than money market	$4.7	$(1.4)	$15.2	$3.2

Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$8.2	$8.5	$31.6	$24.9

Net additions (withdrawals), other than money market	$(1.6)	$1.2	$2.0	$2.1

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (5):
Variable life	$25	$10	$56	$30
Universal life	82	43	204	160
Term life	51	44	152	132

Total	$158	$97	$412	$322

Group Insurance Annualized New Business Premiums (5):
Group life	$38	$14	$179	$161
Group disability	19	13	64	58

Total	$57	$27	$243	$219

International Insurance Division:

International Insurance Annualized New Business Premiums (5) (6):
Actual exchange rate basis	$671	$683	$2,015	$2,084

Constant exchange rate basis	$798	$710	$2,355	$2,175

See footnotes on last page.

Financial Highlights

(in billions, as of end of period, unaudited)

	Three Months Ended September 30
	2015	2014
Assets and Asset Management Information:

Total assets	$754.5	$764.1

Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$946.5	$917.5
Non-proprietary assets under management	178.2	197.4

Total managed by U.S. Retirement Solutions and Investment Management Division	1,124.7	1,114.9
Managed by U.S. Individual Life and Group Insurance Division	24.2	22.3
Managed by International Insurance Division	22.2	23.0

Total assets under management	1,171.1	1,160.2
Client assets under administration	163.1	152.6

Total assets under management and administration	$1,334.2	$1,312.8

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Represents results of the former Financial Services Businesses for the three and nine months ended September 30, 2014 and attributed equity of the Financial Services Businesses as of that date.
(3)	From demutualization through December 31, 2014, the Company had two separate classes of common stock. The Common Stock reflected the performance of the Financial Services Businesses and the Class B Stock reflected the performance of the Closed Block Business. Earnings per share were calculated separately for each of these two classes of common stock and included a direct equity adjustment to modify the earnings available to each of the classes of common stock for the difference between the allocation of general and administrative expenses to each of the businesses and the cash flows between the businesses related to these expenses. Accordingly, earnings per share of Common Stock for the three and nine months ended September 30, 2014 reflect earnings attributable to the Financial Services Businesses. On January 2, 2015, Prudential Financial repurchased and cancelled all of the 2.0 million shares of the Class B Stock (the “Class B Repurchase”). Accordingly, earnings per share of Common Stock for the three and nine months ended September 30, 2015 reflect the consolidated earnings of Prudential Financial. In addition, the Class B Repurchase resulted in the elimination of the separation of the Financial Services Businesses and the Closed Block Business. As a result, there was no direct equity adjustment recorded for the three and nine months ended September 30, 2015. Earnings per share of the Class B Stock for the three and nine months ended September 30, 2014 is not presented herein, as it is not meaningful due to the Class B Repurchase.
(4)	Book value per share of Common Stock including accumulated other comprehensive income for the third quarter of 2015 includes a $500 million increase in equity and a 5.5 million increase in diluted shares reflecting the dilutive impact of exchangeable surplus notes. These notes are currently dilutive when book value per share is greater than $90.85.
(5)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.
(6)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 91 per U.S. dollar and Korean won 1120 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.